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Exhibit 99.3

                          ALASKA COMMUNICATIONS SYSTEMS
                    SIGNS STOCK PURCHASE AGREEMENT TO ACQUIRE
                              INTERNET ALASKA, INC.

Anchorage, Alaska--(BUSINESS WIRE)--June 13, 2000

Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ: ALSK) announces a conference call at 1:00PM Eastern Daylight Savings Time on June 14th to discuss its forthcoming acquisition of Internet Alaska, Inc. for cash and assumption of debt. Conference call participants may dial in on 1-800-553-0358 and ask for the Alaska Communications Systems Conference. ACS, through its subsidiary ATU Communications, Inc., has executed a stock purchase agreement with Internet Alaska, Inc. ("IAI") and each of the other shareholders to purchase one hundred percent (100%) of the outstanding and issued stock, which is not already owned by ACS. Prior to the acquisition, ACS owned approximately 29% of the outstanding shares of IAI. The Board of Directors of IAI has approved the transaction, which is expected to close on the 16th of June.

IAI has annual revenues of approximately $8 million and more than 25,000 customers. The combination of the IAI customers with the existing customers of ACS Internet will more than double the ACS Internet Service Provider (ISP) customer base. In addition to the increased customer base, this acquisition represents a significant springboard for ISP business opportunities with a leading name in the marketplace.

Chuck Robinson, ACS Chairman and Chief Executive Officer, said, "The acquisition of IAI will significantly enhance and expand the ISP portion of ACS' business. In particular, this acquisition will greatly enhance sales of our Digital Subscriber Line (DSL) product, currently marketed as The Pipe."

The Pipe is a best-of-breed, next generation, high-speed Internet access technology, which utilizes Asymmetric Digital Subscriber Line (ADSL) technology to deliver high-speed, secure, Internet access at speeds of up to 1.2 megabits per second. DSL technology enables the simultaneous transmission of voice and high-speed Internet traffic utilizing the customer's existing copper phone line. The Pipe is a dedicated access line that is always available, allowing the user to completely avoid busy signals and eliminate the need for a second phone line for Internet access.

ACS is the leading diversified, facilities based telecommunications provider in Alaska, offering local service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. ACS currently serves approximately 327,000 access lines and 73,000 cellular customers throughout the state. Members of the ACS senior management team have played significant roles in bringing advanced technology to Alaska for more than four decades. ACS is traded on NASDAQ under the symbol "ALSK."

Statements contained in this press release, which are not historical fact, are "forward-looking statements" that involve a number of known and unknown risks or uncertainties. Additional factors, which may affect actual results, are contained in the Company's filings with the SEC, including the Company's reports on Forms S-4, S-1, 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

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Additional Contacts:
Michael E. Holmstrom, Senior Vice President and CFO
Mary Ann Pease, Vice President, External Relations
Alaska Communications Systems Group, Inc.
(907) 297-3000
e-mail: Investors@acsalaska.com
        or
World Wide Web address: http://www.acsalaska